Zanett, Inc.
212-583-0300







FOR IMMEDIATE RELEASE


ZANETT ANNOUNCES Q1 GAAP Earnings;

GAAP Profitability Achieved; $11.0 million Revenue


NEW YORK, NY, May 15, 2009 -- Zanett, Inc. (NasdaqCM : ZANE), a leading consulting firm specializing in business process outsourcing (BPO), IT enabled services (ITES), and information technology (IT) serving Fortune 500 corporations and mid-market companies, has announced its financial results for the first quarter of 2009.

Financial Highlights for Q1 2009 include:

* GAAP profitability achieved; Revenue of $11.0 million.
* GAAP Net Income per share of $0.04
* Year-over-year revenue decline of 11% compared to same period Q1 2008.
* $116 million gross revenue pipeline of as of May 10, 2009; weighted
* pipeline $29 million.

Claudio Guazzoni, Chairman and CEO of Zanett, said, "We achieved GAAP profitability again this quarter. The overall economic environment was a difficult one, but Zanett's determined and hard-working employees once again showed a profit to the shareholders. Last year, management has well positioned Zanett to take full advantage of this economic downturn, by concentrating on certain verticals. And now, throughout America layoffs are rampant, and while everyone else is busy playing defense, Zanett is playing offense, preparing for the economic recovery, and has actually hired 17 new employees this past quarter."

Dennis Harkins, President and CFO of Zanett, said, "Our pipeline remains strong and we are excited with the new customers we have added in Q1. The company continued to make inroads in certain key "high value" verticals and we look forward to continuing that progress. While the near future will remain challenging, we expect that as client confidence returns, many of the projects in the pipeline will continue to move forward." Harkins continued "Making adjustments to preserve margins, generate cash and delivering value to our clients remain our key priorities."


FIRST QUARTER FINANCIAL RESULTS

In the first quarter ended March 31, 2009, we generated revenues of $10,959,853, a decrease of 11.48% over the $12,381,092 generated in the first quarter of 2008. This decrease in revenue was attributable primarily to the continued weakening of the economy and decreased demand in the IT industry.

As a consequence of the decrease in revenue in the first quarter of 2009 compared to the first quarter of 2008 costs of revenues decreased 10.21% as compared to the prior year period.

Our selling and marketing expense was $1,618,774 for the quarter ended March 31, 2009, as compared with $1,329,042 during the quarter ended March 31, 2008. This change resulted from an increase in bad debt expense for the quarter ended March 31, 2009 of $336,669 compared to the same period in 2008, primarily relating to accounts receivable for two customers that filed for protection under Chapter 11 of the United States Bankruptcy Code. In addition to the increase in bad debt we continue to invest in our marketing activities; this investment rose slightly in the first quarter of 2009 compared to the first quarter of 2008.

General and administrative expenses for the first quarter of 2009 were $1,886,528 as compared to $2,431,909 in the first quarter of 2008, representing a decrease of $545,381, or 22%. This decrease results from the absence in 2009 of one time expenses incurred in 2008 related to the sale of PDI. Without these one time charges, general and administrative expenses for 2009 and 2008 remained level in the first quarter of 2009 compared to the first quarter of 2008.

For the reasons discussed above, our operating loss in the first quarter of 2009 was $193,585, compared to our operating income of $102,362 in the comparable prior year period.

Net interest expense decreased $119,950, or 27%, to $327,488 in the quarter ended March 31, 2009 from $447,438 in the quarter ended March 31, 2008. This resulted from a decrease in working capital borrowings and a decrease in other borrowings that were repaid with the proceeds from to the PDI transactions.

On a consolidated basis, the effect of the increases and decreases in revenue and the components of operating expenses discussed above resulted in a loss from continuing operations of $555,209 for the quarter ended March 31, 2009 compared to a loss from continuing operations of $387,018 for the comparable period last year. This greater loss from continuing operations for the period was due largely to the decrease in revenue which was partially offset by a decrease in general and administrative costs.

In the first quarter of 2009, we recorded an income tax provision of $34,136 versus a provision of $41,942 in the same quarter last year.

In addition we recorded a $887,500 gain on the sale of PDI in the quarter ended March 31, 2009.

Loss from the discontinued operations of PDI net of tax was $285,919 for the three months ended March 31, 2008. In addition, we recorded a $1,932,913 gain on the sale of PDI in the quarter ended March 31, 2008. The Company's tax basis exceeds the gain and therefore there is no tax effect. PDI was classified as a discontinued operation in the fourth quarter of 2007 and sold in the first quarter of 2008.

As a result of the above, for the quarter ended March 31, 2009, we reported net income of $332,291 compared to net income of $1,259,976 for the quarter ended March 31, 2008.


About Zanett, Inc
 Zanett is a leading business process outsourcing (BPO), IT enabled services
(ITES), and information technology (IT) consulting firm serving Fortune 500 corporations, and mid-market companies. Zanett also delivers custom business solutions that integrate and implement Oracle's full suite of product offerings
- Oracle, JD Edwards, PeopleSoft, Seibel, together with associated Oracle Fusion technologies. A wide range of industry-focused delivery expertise is provided to clients, including Managed Services, Enterprise Applications, Business Intelligence, SOA, and Middleware Technologies. Zanett also provides full infrastructure and application hosting, utilizing local and international resources, remote and onsite DBA support, all on a 24x7 basis.

Zanett currently employs over 211 people nationwide, is headquartered in New York City, and operates out of 8 offices (Atlanta, Boston, Cincinnati, Indianapolis, Jacksonville, New York City, North Palm Beach and the Philippines). For more information, please visit http://www.zanett.com.

Certain statements in this news release regarding projected results of operations, or, projected results of financial plans or future strategies and initiatives, including, but not limited to, projections of revenue, projections of profitability, any and all future expectation, and plans for future activities may and should be regarded as ``forward-looking statements'' within the meaning of the Securities Litigation Reform Act. These statements involve, among other things, known and unknown risks, uncertainties and other factors that may cause Zanett, Inc.'s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Zanett currently is considering, but in reality may or may not in the future implement any or all of the items and issues listed in any planned budget or strategic initiative, due to, among other things, known and unknown risks, uncertainties and other factors.

Circumstances do change, and if and when the landscape changes, Zanett shall endeavor to remain as flexible as possible, and adjust its strategy accordingly. Zanett, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, change in strategy, or otherwise. The aforementioned listing of risks and uncertainties is not inclusive. For a more detailed discussion of some, but not all, of the risks and uncertainties that may affect Zanett, Inc., see Zanett, Inc.'s filings with the Securities and Exchange Commission.

Neither Zanett, Inc. nor Zanett Oracle Solutions is a part of, a division of, nor a subsidiary of, nor in any other manner connected with Oracle Corporation, and no implication is made whatsoever to suggest as such.


- FINANCIAL TABLES TO FOLLOW -

Zanett, Inc.
Condensed Consolidated Balance Sheets


                                                 March 31,       December 31,
                                                   2009              2008
                                               (unaudited)
                                               ------------      ------------
Assets
Current assets:
       Cash and cash equivalents              $     52,971      $    450,304
       Accounts receivable net of allowance
         for doubtful accounts of $684,630 and
         $332,945, respectively                  7,940,465         6,855,916
       Income tax receivable                        56,062            56,062
       Unbilled revenue                            624,921           296,341
       Prepaid expenses                            374,794           319,436
       Customer deposits                           535,000           535,000
       Other current assets                        196,611           224,637
                                              ------------      ------------
              Total current assets               9,780,824         8,737,696
                                              ------------      ------------
Property and equipment, net                      1,340,756         1,333,280
Goodwill                                        16,228,246        15,762,216
Other intangibles, net                             855,795           962,292
Other assets                                       205,149           245,113
                                              ------------      ------------
              Total assets                    $ 28,410,770      $ 27,040,597
                                              ============      ============
Liabilities and stockholders' equity
Current liabilities:
       Accounts payable                       $  1,175,657      $    620,466
       Accrued expenses                          3,533,773         3,150,959
       Short-term debt                           4,271,644         4,235,551
       Short-term debt-related party	       6,352,322         1,027,322
       Short-term renewable unsecured
          subordinated debt                      1,049,462         1,185,379
       Other current liabilities                   901,730           931,004
       Income taxes payable                         51,909            33,691
       Deferred revenue                            642,353           916,249
       Deferred income taxes                        27,054            27,054
       Capital lease obligations                     8,173             8,173
                                              ------------      ------------
              Total current liabilities         18,014,077        12,135,848
                                              ------------      ------------
Short term notes payable-related party                   -         5,325,000
Long term renewable unsecured
   subordinated debt                             1,209,545         1,114,565
Deferred rent expense                               68,150            70,000
Deferred income taxes                              152,707           160,296
                                              ------------      ------------
              Total liabilities                 19,444,479        18,805,709
                                              ------------      ------------
Commitments and contingencies                            -                 -

Stockholders' equity
       Preferred stock, $0.004 par value;
       10,000,000 shares authorized; none
       issued and outstanding                            -                 -
       Common stock, $0.004 par value; 12,500,000
          shares authorized; 8,727,847 and
          7,608,506 shares issued and
          outstanding, respectively                 32,443            30,434
       Additional paid-in capital               32,112,577        31,715,421
       Treasury stock, at cost; 14,915 shares     (179,015)         (179,015)
       Accumulated deficit                     (22,999,714)       23,331,952)
                                              ------------       -----------
               Total stockholders' equity        8,966,291         8,234,888
                                              ------------       -----------
              Total liabilities and
                 stockholders' equity           $28,410,770      $27,040,597
                                               ============      ===========






- more -


ZANETT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                           (Unaudited)

                                                 Three Months ended March 31,
                                                 ---------------------------
                                                     2009           2008
                                                 -----------     -----------
Revenue                                          $10,959,853     $12,381,092
Operating expenses:
   Cost of revenue                                 7,648,136       8,517,779
   Selling and marketing                           1,618,774       1,329,042
   General and administrative                      1,886,528       2,431,909
                                                 -----------     -----------
        Total operating expenses                  11,153,438      12,278,730
                                                 -----------     -----------
        Operating income/(loss)                     (193,585)        102,362
                                                 -----------     -----------
Other income/ (expense):
    Interest income                                        -              44
    Interest expense                                (327,488)       (447,482)
                                                 -----------     -----------
    Total other expense                             (327,488)       (447,438)
                                                 -----------     -----------
Loss from continuing operations
    before income taxes                             (521,073)       (345,076)

Income tax provision                                  34,136          41,942
                                                 -----------     -----------
Loss from continuing operations
    after taxes                                  $  (555,209)    $  (387,018)
                                                 -----------     -----------
Loss from discontinued operations, net
    of taxes                                     $         -     $  (285,919)

Gain on sale of discontinued operations,
    net of taxes                                     887,500       1,932,913
                                                 -----------     -----------
Net income                                       $   332,291     $ 1,259,976
                                                 ===========     ===========
Basic and diluted income/(loss) per share:

Continuing operations                            $     (0.07)    $     (0.05)
Discontinued operations                          $      0.11     $      0.22
                                                 -----------     -----------
Net income per common share to common
    stockholders - basic and diluted             $      0.04     $      0.17
                                                 ===========     ===========
   Weighted average shares outstanding - basic
    and diluted                                    8,297,783      7,527,943
                                                 ===========     ===========


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